Exhibit 10.21

DEFERRED COMPENSATION AGREEMENT

                THIS DEFERRED COMPENSATION AGREEMENT (“Agreement”) is entered into as of January 20, 2003 between EQUITY RESIDENTIAL, a Maryland real estate investment trust (“EQR”), and BRUCE W. DUNCAN (the “Executive”).

                RECITALS

WHEREAS, EQR desires to enter into the Agreement for deferred compensation to the Executive for services by the Executive as President and Chief Executive Officer of EQR, and the Executive is willing to enter into this Agreement on the terms and conditions hereinafter set forth.

                NOW, THEREFORE, in consideration of the mutual promises and considerations contained herein and for other good and valuable consideration, the payment and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

                1.             Term.  For the purposes of this Agreement, the term of the employment of the Executive shall begin on March 15, 2002 and shall expire on the Termination Date (as defined below) (the “Term”).

                2.             Termination.

                (a)           Termination Date.  Unless extended by the mutual agreement of EQR and the Executive, the Executive’s employment shall end on the Termination Date. The “Termination Date” shall be the first to occur of: (i) the date of the Executive’s resignation (whether or not for Good Reason (as defined below)), (ii) the date of the death or permanent disability or incapacity of the Executive, or (iii) the date EQR terminates the Executive’s employment (whether or not for Cause (as defined below)).

                (b)           Permanent Disability or Incapacity.  The Executive shall be considered to be permanently disabled or incapacitated if in the reasonable commercial judgment of the Board of Trustees of EQR, the Executive becomes unable to satisfactorily perform his duties and responsibilities in the manner currently being performed during the Term hereof because of a mental or physical disability, or both, that continues or is reasonably expected to continue for a period of in excess of one hundred eighty (180) days.  In the event the Executive does not agree with the Board of Trustees’ determination of disability or incapacity, a determination shall be made by a panel of three doctors.  The first shall be chosen by EQR, the second shall be chosen by the Executive, and the third shall be chosen by the first two doctors.  Any doctor selected by a party shall not be affiliated, associated or related to the party selecting the doctor in any manner whatsoever.  The opinion of a majority of the panel of doctors shall be binding on the parties hereto.  Each party shall bear the costs of the doctor chosen by them and 1/2 of the costs of the third doctor.  The foregoing to the contrary notwithstanding, Executive shall be considered permanently disabled or incapacitated if his employment terminates due to his Disability, as provided under Executive’s Employment Agreement with the Company dated as of January 20, 2003 or, if applicable, under Executive’s Change In Control Agreement dated March 14, 2002, as either such agreement hereafter may be amended by the parties (“Employment Agreement” and “Change In Control Agreement,” respectively).

                                                                (c)           Cause.  For purposes of this Agreement, a termination of employment is for “Cause” if the Executive has been convicted of a felony involving fraud or dishonesty or the termination is evidenced by a resolution adopted in good faith by at least two-thirds of the Board of Trustees that the Executive: (i) intentionally and continually failed substantially to perform his reasonably assigned duties with the Company (other than a failure resulting from the Executive’s incapacity due to physical or mental illness or from the Executive’s assignment of duties that would constitute “Good Reason” as hereinafter defined) which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance has been delivered to the Executive specifying the manner in which the Executive has failed substantially to perform or (ii) intentionally engaged in conduct which is demonstrably and materially injurious to the Company; provided, however, that no termination of the Executive’s employment shall be for Cause as set forth in clause (ii) above until (x) there shall have been delivered to the Executive a copy of a written notice setting forth that the Executive was guilty of the conduct set forth in clause (ii) and specifying the particulars thereof in detail and (y) the Executive shall have been provided an opportunity to be heard in person by the Board (with the assistance of the Executive’s counsel if the Executive so desires).  Neither an act nor a failure to act, on the Executive’s part shall be considered “intentional” unless the Executive has acted or failed to act with a lack of good faith and with a lack of reasonable belief that the Executive’s action or failure to act was in the best interest of the Company.

(d)           Good Reason.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the events or conditions described in subsections (i) through (vii) hereof:

                                                                                                                (i)            a change in the Executive’s status, position or responsibilities (including reporting responsibilities) which, in the Executive’s reasonable judgment, represents a substantial adverse change from his status, position or responsibilities as in effect at any time within 180 days preceding the date of a  termination of employment; the assignment to the Executive of any duties or responsibilities which, in the Executive’s reasonable judgment, are inconsistent with his status, title, position or responsibilities as in effect at any time within 180 days preceding the date of a termination of employment; or any removal of the Executive from or failure to reappoint or reelect him to any of such offices or positions held prior to the termination of employment, except in connection with the termination of his employment for Disability, Cause, as a result of his death or by the Executive other than for Good Reason;

                                                                                                                (ii)           a reduction in the Executive’s base salary or any failure to pay the Executive any compensation or benefits to which he is entitled within thirty (30) days of written notice thereof;

                                                                                                                (iii)          the Company’s requiring the Executive to be based at any place outside a 30-mile radius from the Executive’s principal location of business in Chicago, Illinois immediately prior to the termination of employment, except for reasonably required travel on the Company’s business which is not materially greater than such travel requirements prior to the termination of employment;

                                                                                                                (iv)          the insolvency or the filing (by any party, including the Company) of a petition for bankruptcy of the Company, which petition is not dismissed within sixty (60) days;

                                                                                                                (v)           any material breach by the Company of any provision of this Agreement;

(vi)          any purported termination of the Executive’s employment for Cause by the Company which does not comply with the terms of Section 2(c);

(vii)         the failure of the Company to obtain an agreement, reasonably satisfactory to Executive, from any successors and assigns to assume and agree to perform this Agreement as contemplated in Section 7 hereof; or

(viii)        in the event of the Executive’s termination of employment following a “Change in Control,” for “Good Reason” (as such terms are defined in the Change in Control Agreement previously entered into by EQR and the Executive).

3.             Deferred Compensation.

                (a)           Termination without Cause; Resignation for Good Reason; Resignation on or subsequent to December 31, 2006.  In the event that (i) the Executive’s employment is terminated by EQR without Cause; (ii) the Executive resigns for Good Reason; or (iii) the Executive resigns on or subsequent to December 31, 2006 (whether or not for Good Reason); the Executive shall be entitled to annual deferred compensation for a ten (10) year period commencing on the Termination Date (unless the Executive resigns without Good Reason on or after December 31, 2006 but prior to December 31, 2011, in which case the ten (10) year period shall commence on the date the Executive reaches age 62), in an annual amount equal to the product of (x) ten (10) percentage points (0.10) multiplied by (y) a whole number equal to the lesser of:  (i) ten (10); or (ii) the whole number equal to the number of calendar years (including as a whole year any portion of a calendar year in excess of nine (9) months and including 2002) that the Executive was employed by EQR since March 15, 2002 (which product shall in no event exceed 100%); multiplied by (z) the Annual Base Compensation (as defined below) for the calendar year in which the Termination Date occurs.  By way of illustration and not in limitation of the foregoing, Executive shall be entitled to annual deferred compensation equal to 50% or 100% of his Annual Base Compensation upon his resignation without Good Reason on December 31, 2006 or on December 31, 2011, respectively, payable commencing at age 62.  Such annual compensation shall be payable in equal bi-monthly installments.  In the event of the Executive’s death during the ten (10) year period in which he is paid annual deferred compensation, such annual deferred compensation shall then be paid to the estate or any other designee of the Executive.

                (b)           Death, Permanent Disability or Incapacity.  In the event that the Executive’s employment is terminated as a result of his death, permanent disability or incapacity, the Executive (or the estate or any other designee of the Executive, in the case of death) shall be entitled to annual deferred compensation for a ten (10) year period commencing on the Termination Date in an annual amount equal to the product of (x) fifteen percentage points (0.15) multiplied by (y) a whole number equal to the lesser of:  (i) ten (10); or (ii) the whole number equal to the number of calendar years (including as a whole year any portion of a calendar year in excess of nine (9) months and including 2002) that the Executive was employed by EQR since March 15, 2002 (which product shall in no event exceed 100%) multiplied by (z) the Annual Base Compensation (as defined below).  Such annual compensation shall be payable in equal bi-monthly installments.

                (c)           Termination with Cause or Resignation Without Good Reason.  In the event that (i) the Executive’s employment hereunder is terminated with Cause by EQR, or (ii) the Executive resigns without Good Reason before December 31, 2006, the Executive shall not be entitled to receive any deferred compensation hereunder.

                (d)           Annual Base Compensation.  For purposes of this Agreement, “Annual Base Compensation” shall mean an amount equal to Seven Hundred Fifty Thousand Dollars ($750,000.00) for calendar year 2003, which sum shall be increased as of January 1, 2004 and as of the first day of January of each year thereafter throughout the Term to an amount equal to the Annual Base Compensation in effect for the immediately preceding calendar year increased by a percentage equal to the percentage increase in the CPI (as defined below) during the immediately preceding calendar year over the prior calendar year.

                (e)           CPI.  The term “CPI” shall mean the Revised Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, for United States City Average, All Items (1982-84 = 100).  If the manner in which the CPI is calculated shall be substantially revised EQR and the Executive shall select a means to adjust such revised Index, which would produce results equivalent, as practicable, to those, which would have been obtained if the CPI has not been so revised.  If the 1982-84 average shall no longer be used as an index of 100, such change shall constitute a substantial revision.  If the CPI shall become unavailable to the public because publication is discontinued, or otherwise, EQR and the Executive shall select a comparable substitute index based upon changes in the cost of living or purchasing power of the consumer dollar published by any other governmental agency, or, if no such index shall then be available, a comparable index published by a major bank or other financial institution or by a university or a recognized financial publication.  In the event that the U.S. Department of Labor, Bureau of Labor Statistics, changes the publication frequency of the CPI so that a CPI is not available to make an adjustment for the period in question, the adjustment shall be based on the percentage increase in the CPI for the twelve (12) month period beginning with the closest month preceding the period in question for which a CPI is available.

                4.             Arbitration.  Except as otherwise specifically provided herein, any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Chicago, Illinois in accordance with the rules of the American Arbitration Association, and judgment upon any award so rendered may be entered in any court having jurisdiction thereof.

                5.             Notices.  Any notice or other communication required or permitted to be transmitted under this Agreement shall be in writing, and personally delivered or mailed, return receipt requested, postage prepaid, addressed to the parties hereto at their addresses following their signatures below, or at such other addresses as may be hereafter designated by a party by notice delivered in accordance herewith.  Any notice delivered personally shall be effective on the date of delivery and any notice mailed, as aforesaid, shall be effective on the second day following posting.

                6.             Waiver of Breach.  The waiver by one party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the one party.

                7.             Assignment.  The rights and obligations of EQR and Executive under this Agreement shall inure to the benefit of, and shall be binding upon, EQR and its successors and assigns and Executive and his heirs and personal representatives.  The Company shall require any successors and assigns (other than by operation of law in connection with a merger or consolidation, which requirement shall be deemed satisfied upon such merger or consolidation) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

                8.             Entire Agreement.  This instrument contains the entire agreement between the parties.  It may not be changed orally but only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.  This  Agreement supersedes and any other written or oral agreement between EQR and the Executive concerning the subject matter of this Agreement.

                9.             Governing Law; Severability.  This Agreement shall be construed and enforced, and all questions concerning compliance by any person with its terms shall be determined under the laws of the State of Illinois.  All provisions of this Agreement are severable and this Agreement shall be interpreted and enforced as if all completely invalid or unenforceable provisions were not contained herein, and partially valid and enforceable provisions shall be enforced to the extent valid and enforceable.

                IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EQR:
EQUITY RESIDENTIAL, a Maryland real estate investment trust
By:	/s/Bruce C. Strohm
Bruce C. Strohm, Executive Vice President & General Counsel

Address:
Two North Riverside Plaza Chicago, Illinois 60606

THE EXECUTIVE
/s/ Bruce W. Duncan
BRUCE W. DUNCAN

Address:
Two North Riverside Plaza Chicago, Illinois 60606